Commission No. 69-337
Form U-3A-2/A Atlantic Energy, Inc.

This amended Form U-3A-2 is being filed to include financial statements for Atlantic Generation, Inc.(included with Exhibit A) as requested in Mr. Robert B. Wason's letter of April 15, 1997 and to correct Exhibit A as follows:

Atlantic Energy, Inc. and Subsidiaries
 Consolidating Balance Sheet
 December 31, 1996
 (thousand of dollars)
                                        Atlantic City
                                        Electric Co.
                                        Consolidated

                              As Reported         As Corrected
Liabilities & Capitalization:
Capitalization:
  Other Equity                $  489,104          $  488,514
  Total Common
   Shareholder's Equity          779,015             778,425

Total Capitalization           1,725,210           1,724,620
Current Liabilities:
  Other                           22,390              22,980
Total Current Liabilities        234,263             234,853


                                        Eliminations and
                                        Reclassifications

                               Credits              Credits
                              As Reported         As Corrected
Liabilities & Capitalization:
Capitalization:
Common Shareholder,s Equity:
  Other Equity               $   4,496            $    5,086
  Total Common
   Shareholder's Equity          4,496                 5,086
Total Capitalization:            4,496                 5,086
Current Liabilities:
  Other                           -               $      590
Total Current Liabilities     $  53,150               53,740



                           Debits/Credits         Debits/Credits
                            As Reported            As Corrected

Total Liabilities and
 Capitalization           $ 878,028/4,496         $ 878,618/5,086




                                                      Commission No. 69-337
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                FORM U-3A-2

                                  Amended


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION
               UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE
                PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                   To be filed annually prior to March 1



                           ATLANTIC ENERGY, INC.
                              Name of Company




Hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company
Act of 1935, and submits the following information:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.


          Atlantic Energy, Inc. (Claimant) organized under the laws of New Jersey on August 13, 1986, has its principal office at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130. Claimanty's business is a holding company.

          The Claimant's directly and indirectly-owned subsidiaries are as follows:

          Atlantic City Electric Company ("ACE") T/A Atlantic Electric, organized under the laws of New Jersey on April 28, 1924, has its principal offices at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 8234-4130. ACE, a public utility as defined in N.J.S.A.48:2-13, is engaged principally in the business of furnishing electric service (involving generation, purchase, interchange, transmission and distribution of electric energy) to the public throughout the southern part of New Jersey. It serves an area having an estimated population exceeding 1,000,000. ACE is a wholly-owned subsidiary of Claimant.

          Deepwater Operating Company ("Deepwater"), a wholly owned subsidiary of ACE organized under the laws of New Jersey on December 17, 1929, has its principal offices at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130. Deepwater operates generating equipment and provides operating services to ACE in New Jersey.

          Atlantic Capital I, a Delaware trust formed by ACE, on June 20, 1996, in connection with the issuance of Cumulative
     Quarterly Income Preferred Securities.

             Atlantic Energy Enterprises, Inc. ("AEE"),a wholly
         owned subsidiary of Claimant organized under the laws of New
         Jersey on January 3, 1995 has its principal offices at           5100
         Harding Highway, Mays Landing, New Jersey 08330. AEE holds interests in nonregulated energy related businesses.

             Atlantic Generation Inc. ("AGI"), a wholly owned subsidiary of AEE organized under the laws of New Jersey on October 9, 1986, has its principal offices at 5100
         Harding
         Highway, Mays Landing, New Jersey 08330. AGI's business is the development, ownership, operation and management of cogeneration and small power production facilities.


             AGI's has limited partnerships interests in three cogeneration power projects, located in Binghamton, New York, Pedricktown, New Jersey, and Vineland, New Jersey. These projects managed by the following wholly owned subsidiaries:

         Binghamton General, Inc., organized under the laws of Delaware on May 2, 1990, owns 10% of the Binghamton
         Cogeneration Limited Partnership.*

         Binghamton Limited, Inc., organized under the laws of Delaware on May 3, 1990, owns 23.33% of the Binghamton Cogeneration Limited Partnership.*

             * In 1997, AGI began the process of selling its interests
                     in the Binghamton project.

         Pedricktown General, Inc., organized under the laws of New

         Jersey on July 28, 1989, owns 15% % of the Pedricktown


         Cogeneration Limited Partnership.

         Pedricktown Limited, Inc., organized under the laws of New Jersey on July 28, 1989, owns 35% of the Pedricktown Cogeneration Limited Partnership.

         Vineland General, Inc., organized under the laws of Delaware on August 28, 1990, owns 5% of the Vineland Cogeneration Limited Partnership.

         Vineland Limited, Inc., organized under the laws of Delaware on August 28, 1990, owns 45% of the Vineland Cogeneration Limited Partnership.

             Atlantic Energy International, Inc. ("AEII"),a     wholly
         owned
         subsidiary of Claimant organized under the laws of Delaware on
         July 6, 1996, has its principal offices at 6801 Black Horse
         Pike,
         Egg Harbor Township, New Jersey 08234-4130. AEII sells energy related equipment and provides consulting services.

             Atlantic Southern Properties, Inc. ("ASP")**a wholly owned subsidiary of AEE, organized under the laws of New

                            Jersey on
         June 24, 1970, has its principal offices at 5100
     Harding
         Highway,Mays Landing,, New Jersey 08330. ASP's business is commercial real estate acquisition, development and management of projects which can be used by Claimant in its future operations.


             ** On January 4, 1988, Atlantic Housing, Inc. filed, with the Secretary of State of the State of New Jersey, a Certificate of Amendment to The Certificate of Incorporation changing the corporate name of Atlantic Housing, Inc. to Atlantic Southern Properties, Inc.

             ATE Investment, Inc ("ATE").,a wholly owned subsidiary   of
         AEE organized under the laws of New Jersey on October 9,1986, has its principal offices at 5100 Harding Highway, Mays Landing, New Jersey 08330. ATE I is principally engaged in leveraged lease investments and is also involved in management of capital resources on behalf of holding company system.

             EnterTech Capital Partners L. P.("EnterTech"),formed on August 9, 1996, of which ATE owns 94% is registered in Delaware. EnterTech invests in technology companies.

             Atlantic Energy Technology,Inc. ("AET"), a wholly owned subsidiary of AEE organized under the laws of Delaware on April 11, 1991, has its principal offices at 5100 Harding Highway, Mays Landing, New Jersey 08330. AET is engaged in acquiring and managing equity interests in businesses functionally related and complementary to the activities and interests of Claimant and AEE.

             The Earth Exchange ("TEE")(formerly known as Geotech         Energy
         Conversion Corporation), a wholly owned subsidiary of       AET
         organized as Geotech Energy Conversion Corporation under
         the laws
         of Delaware on October 13, 1987, has its principal          offices at
         5100 Harding Highway, Mays Landing, New Jersey 08330        holds a
         patent on a geothermal energy process.

             Atlantic Thermal Systems Inc. ("ATS"), a wholly owned

         subsidiary of AEE organized under the laws of Delaware on

                  May,6
         1994, has its principal offices at 5100 Harding Highway, Mays Landing, New Jersey 08330. ATS is engaged in the business of providing heating and cooling systems.


             Atlantic Jersey Thermal Systems, Inc. ("AJTS"), a       wholly
         owned subsidiary of ATS organized under the laws of Delaware on May 10, 1994, has its principal offices at 5100 Harding Highway, Mays Landing, New Jersey 08330. AJTS provides operating services for thermal heating and cooling systems.

             ATS Operating Services, Inc. ("ATSOS"), a wholly owned
         subsidiary of ATS organized under the laws of Delaware on        March
         31, 1995, has its principal offices at 5100 Harding Highway, Mays Landing, New Jersey 08330. ATSOS provides thermal energy operating services.

             Thermal Energy Limited Partnership I ("TELP"), wholly   owned
         by ATS and AJTS registered in Delaware, has its principal   offices
         at 5100 Harding Highway, Mays Landing, New Jersey 08330. TELP hold investment in the Midtown Energy Center.



             Coastal Com. Inc., a wholly owned subsidiary of AEE

         organized under the laws of Delaware on November 2, 1995,        has
      its
         principal offices at  5100 Harding Highway, Mays  Landing, New

         Jersey 08330.  CoastalCom invests in telecommunications.

             Enerval, LLC ("Enerval"), formed on March 17, 1995, of       which
         AEE owns 50% is registered in Delaware. Enerval is a        gas
         management services company.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

         Claimant owns no property used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.

         Claimant's subsidiary public utility companies are Atlantic Electric and Deepwater which are electric utility companies. A description of the properties of Atlantic Electric and Deepwater, which are located predominantly in New Jersey, used for the generation, transmission and distribution of electric energy for sale is as follows:

         Atlantic Electric

         The principal New Jersey properties of Atlantic Electric

         used for the generation, transmission and distribution           of
         electric energy for sale consist of two steam electric generating stations:

         (1)  B.L. England Generating Station, a station of 447

     MW capacity located in Cape May County.
         (2)  Deepwater Generating Station, a 239 MW capacity

     station located in Salem County and

    Seven combustion turbine stations:

         (1)  Missouri Ave. Station, a 60 MW capacity station

     located in Atlantic County.
    (2) Middle Station, a 77 MW capacity station located in Cape May County.
         (3,4,5) Carlls Corner Station (73 MW), Cumberland

     Station (84 MW), and Sherman Ave.Station (81 MW), all located in Cumberland County.
         (6) Mickleton Station, a 59 MW capacity station located in Gloucester County.
    (7) Cedar Station, a 68 MW capacity station located in Ocean County.


             Atlantic Electric also owns and maintains forty-four

         transmission, has a joint interest in one transmission and owns and maintains fifty-nine distribution substations as  well as
         10,184 transmission or distribution tower, pole, and     underground
         miles located throughout its service territory which includes all of Atlantic, Cape May, Cumberland, and Salem Counties and portions of Burlington, Camden, Gloucester, and Ocean Counties.

             In addition to the New Jersey properties, Claimant owns     or
     has ownership interests in the following:

         (1) A generating station of 1,700 MW capacity (Keystone
             Generating Station), located in Armstrong County,
             Pennsylvania, of which Atlantic Electric owns a 2.47% undivided interest as tenant in common with the following:

                 Baltimore Gas and Electric Company
                 Delmarva Power and Light Company
                 Jersey Central Power and Light Company
                 Pennsylvania Power and Light Company
                 Philadelphia Electric Company (Now PECO Energy
             Company)
                 Public Service Electric and Gas Company



         (2) A generating station of 1,700 MW capacity (Conemaugh Steam Electric Station), located in Indiana County, Pennsylvania, of which Atlantic Electric owns a 3.83% undivided interest as tenant in common with the following:

                 Baltimore Gas and Electric Company
                 Delmarva Power and Light Company
                 Metropolitan Edison Company
                 Pennsylvania Power and Light Company
                 Philadelphia Electric Company (Now PECO Energy
                  Company)
                 Potomac Electric Power Company
                 Public Service Electric and Gas Company
                 The United Gas Improvement Company




         (3) An extra-high-voltage transmission line (Conemaugh-
             Conastone), of which Atlantic Electric owns an 8% undivided interest as tenant in common of that portion of the line traversing through 10 counties of Pennsylvania with the following:

                 Baltimore Gas and Electric Company
                 Delmarva Power and Light Company
                 Metropolitan Edison Company
                 Pennsylvania Power and Light Company
                 Philadelphia Electric Company (Now PECO Energy
             Company)
                 Potomac Electric Power Company
                 Public Service Electric and Gas Company
                 The United Gas Improvement Company

         (4) A nuclear generating station of 2,126 MW capacity (Peach Bottom Atomic Power Station), located in York County, Pennsylvania, of which Atlantic Electric owns a 7.51% undivided interest as tenant in common with the following:

                 Delmarva Power and Light Company
                 Philadelphia Electric Company (Now PECO Energy
                  Company)
                 Public Service Electric and Gas Company

         (5) A nuclear generating station of 2,212 MW capacity (Salem Nuclear Generating Station), located in Salem County, New Jersey, of which Atlantic Electric owns a 7.41% undivided interest as tenant in common with the following:

                 Delmarva Power and Light Company
                 Philadelphia Electric Company (Now PECO Energy
             Company)
                 Public Service Electric and Gas Company


         (6) A nuclear generating station of 1,031 MW capacity (Hope Creek Nuclear Generating Station), located in Salem County, New Jersey, of which Atlantic Electric owns a 5% undivided interest as tenant in common with Public Service Electric and Gas Company.


         (7) Atlantic Electric owns a transmission line extending from Mantua Creek to the New Jersey-Pennsylvania border at the Delaware River, a distance of 9.7 miles, by means of which electric energy and capacity is interchanged (not sold or purchased) at the border of said states under an interconnection agreement between Claimant, Philadelphia Electric Company, now PECO Energy Company and Public Service Electric and Gas Company. Claimant owns as tenants in common a transmission line and switching station extending from Hope Creek Nuclear Generating Station to the New Jersey-Delaware border, a distance of 13 miles, by means of which electric energy and capacity is interchanged (not sold or purchased) under a transmission system agreement between Delmarva Power and Light Company, Jersey Central Power and Light Company, Philadelphia Electric Company, Public Service Electric and Gas Company and Claimant.


          Deepwater

                 Deepwater, a wholly-owned subsidiary of Atlantic
                 Electric, owns no utility plant. It operates
             generating units owned by Atlantic Electric.



3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

                                 FOR YEAR 1996

         (A) Number of kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                             Claimant - None
                             Atlantic Electric - 10,164,520,000 kwh.
                             Deepwater - None

         (B) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                     Claimant - None
                     Atlantic Electric - None
                     Deepwater - None

         (C) Number of kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                     Claimant - None
                     Atlantic Electric - 209,236,000 kwh. (a)
                     Deepwater - None

                     (a) kwh excludes 602,231,000 kwh sold to power brokers, ultimate destination not determinable.



         (D) Number of kwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized, or at the State line.

                     Claimant - None
                     Atlantic Electric - 1,760,344,000 kwh.
                     Deepwater - None

                  (b) kwh excludes 1,358,425,000 kwh purchased from
                     power brokers, original source not determinable.

         In 1996 Atlantic Electric received 600,751,000 kwh. of interchanged energy and delivered 1,006,516,000 kwh. of interchanged energy pursuant to arrangements mentioned above.

         In 1996, Deepwater, as operator of the Deepwater Generating Station at Deepwater, New Jersey, delivered to Atlantic Electric, the owner of that station, 506,533,000 kwh. of electric energy.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

         Claimant holds no interest, either directly or indirectly, in an EWG or a foreign utility company.

         (A) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

                     Non-applicable.

         (B) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                     Non-applicable.

         (C) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                     Non-applicable.

         (D) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                     Non-applicable.

         (E) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                     Non-applicable.




                                   EXHIBIT A

         A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

         A consolidating statement of income and retained earnings of the Claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of Claimant and its subsidiary companies as of the close of December 31, 1996 are attached hereto and made a part hereof.

                               EXHIBIT B

         If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

                Item No.                Caption Heading
                                          (thousands of dollars)
                     1                    Total Assets
                                                   2,670,762
                 2                    Total Operating Revenues
                                               980,255
                  3                     Net Income
                                            58,767



                                   EXHIBIT C

         An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                     Non-applicable.


         The above-named Claimant has caused this amended statement to be duly executed on its behalf by its authorized officer on this 9th day of May, 1997.

                             ATLANTIC ENERGY, INC.



                             By: /s/ J. E. Franklin, II

                                  J. E. Franklin, II, Vice President
                                  Secretary & General Counsel

CORPORATE SEAL


ATTEST:


Alfred J. Vola


Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

             J. E. Franklin, II
             Vice President, Secretary & General Counsel
             Atlantic Energy, Inc.
             6801 Black Horse Pike
             Egg Harbor Township, New Jersey 08234-4130

                             Atlantic Energy, Inc. and Subsidiaries    EXHIBIT A
                          Consolidating Balance Sheet
                               December 31, 1996
                             (thousands of dollars)
                                                       Atlantic
                                                        Energy,
                                                         Inc.
ASSETS
 Electric Utility Plant:                             $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                    820,250
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                      14
  Other Investments and Funds                              -
Total Nonutility Property and
  Investments                                           820,264
Current Assets:
  Cash and Temporary Investments                            784
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                         8,275
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                           1,684
  Dividends Receivable-Subsidiaries                      20,291
  Accounts Receivable-Associated Companies               13,350
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                     882
Total Current Assets                                     45,266
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                     13
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                    149
Total Deferred Debits                                       162
Total Assets                                         $  865,692
   Page 1 of 12
                    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)

                                                       Atlantic
                                                        Energy,
                                                         Inc.
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $  562,747
    Other Equity                                           -
Unearned Compensation                                  -
    Retained Earnings                                   227,630
    Total Common Shareholder's Equity                   790,377
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                    790,377
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt - Current Portion                       37,575
Short Term Debt                                          -
Accounts Payable                                         -
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                  16,041
  Taxes Accrued                                              10
  Interest Accrued                                          251
  Dividends Declared                                     20,291
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                   1,147
Total Current Liabilities                                75,315
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                    -
  Deferred Income Tax Credits                              -
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                   -

Total Liabilities and Capitalization                 $  865,692





                                  Page 2 of 12

  Atlantic Energy, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                               December 31, 1996
                             (thousands of dollars)

                                                       Atlantic
                                                        Energy,
                                                    International
                                                           Inc.
ASSETS
 Electric Utility Plant:                             $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                      17
  Other Investments and Funds                              -
Total Nonutility Property and
  Investments                                                17
Current Assets:
  Cash and Temporary Investments                           -
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                            12
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                  328
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                      20
Total Current Assets                                        360
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                   -
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                   -
Total Deferred Debits                                      -
Total Assets                                         $      377
                                  Page 3 of 12


                    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)

                                                       Atlantic
                                                        Energy,
                                                    International
                                                         Inc.
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $     -
    Other Equity                                           -
    Unearned Compensation                                  -
    Retained Earnings                                      (609)
    Total Common Shareholder's Equity                      (609)
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                       (609)
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt- Current Portion                          -
Short Term Debt                                          -
Accounts Payable                                           69
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                     917
  Taxes Accrued                                            -
  Interest Accrued                                         -
  Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                    -
Total Current Liabilities                                   986
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                    -
  Deferred Income Tax Credits                              -
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                   -
Total Liabilities and Capitalization                 $      377







                                  Page 4 of 12

   Atlantic Energy, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                               December 31, 1996
                             (thousands of dollars)

                                                    Atlantic City
                                                    Electric Co.
                                                    Consolidated
ASSETS
 Electric Utility Plant:
  In Service                                         $2,508,220
  Less Accumulated Depreciation                        (871,531)
  Net                                                 1,636,689
  Construction Work in Progress                         117,188
  Land Held for Future Use                                5,604
  Leased Property-Net                                    39,914
 Electric Utility Plant-Net                           1,799,395
  Investment in Subsidiary Companies                      -
  Investment in Leveraged Leases                          -
  Nuclear Decommissioning Trust Fund                     71,120
  Nonutility Property and Equipment Net                   7,588
  Other Investments and Funds                             2,162
Total Nonutility Property and
  Investments                                            80,870
Current Assets:
  Cash and Temporary Investments                          7,927
  Accounts Receivable:
    Utility Service                                      64,432
    Miscellaneous                                        19,927
    Allowance for Doubtful Accounts                      (3,500)
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Co.                      1,723
  Unbilled Revenues                                      33,315
  Fuel (at average cost)                                 29,603
  Materials and Supplies (at average cost)               23,815
  Working Funds                                          15,517
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                  33,529
  Prepaid Excise Tax                                      7,125
  Other                                                  10,089
Total Current Assets                                    243,502
Deferred Debits:
   Unrecovered Purchased Power Costs                     83,400
   Unamortized Debt Costs                                43,579
   Unrecovered State Excise Taxes                        54,714
   Recoverable Federal Income Taxes                      85,858
   Deferred Income Taxes                                   -
   Other Regulatory Assets                               59,575
   License Fees                                            -
   Other                                                  9,848
Total Deferred Debits                                   336,974

Total Assets                                         $2,460,741
  Page 5 of 12
                    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)


                                                    Atlantic City
                                                    Electric Co.
                                                    Consolidated

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $   54,963
    Other Equity                                        488,514
    Unearned Compensation                                  -
    Retained Earnings                                   234,948
    Total Common Shareholder's Equity                   778,425
    Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption                30,000
      Subject to Mandatory Redemption                    43,950
      Cumulative Quarterly Income
       Preferred Securities                              70,000
Long Term Debt                                          802,245
Total Capitalization                                  1,724,620
Current Liabilities:
  Preferred Stock Redemption Requirement                 10,000
  Capital Lease Obligations - Current                       702
  Long Term Debt - Current Portion                          175
  Short Term Debt                                        64,950
  Accounts Payable                                       63,644
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                   7,398
  Taxes Accrued                                           7,494
  Interest Accrued                                       19,619
  Dividends Declared                                     21,701
  Deferred Income Taxes                                   3,190
Provision for Rate Refunds                             13,000
  Other                                                  22,980
Total Current Liabilities                               234,853
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                 357,581
  Deferred Income Tax Credits                            46,577
  Capital Lease Obligations                              39,212
  Other                                                  57,898
Total Deferred Credits
   and Other Liabilities                                501,268

Total Liabilities and Capitalization                 $2,460,741






                                  Page 6 of 12

     Atlantic Energy, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                               December 31, 1996
                             (thousands of dollars)
                                                      Atlantic
                                                       Energy
                                                Enterprises
                                                        Inc.
                                                    Consolidated
ASSETS
 Electric Utility Plant:
  In Service                                         $    -
  Less Accumulated Depreciation                           -
  Net                                                     -
  Construction Work in Progress                           -
  Land Held for Future Use                                -
  Leased Property-Net                                     -
 Electric Utility Plant-Net                               -
  Investment in Subsidiary Companies                      -
  Investment in Leveraged Leases                         79,687
  Nuclear Decommissioning Trust Fund                      -
  Nonutility Property and Equipment-Net                  38,528
  Other Investments and Funds                            51,388
Total Nonutility Property and
  Investments                                           169,603
Current Assets:
  Cash and Temporary Investments                          6,567
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                         4,395
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies               15,713
  Unbilled Revenues                                        -
  Fuel (at average cost)                                     79
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                     363
Total Current Assets                                     27,117
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                   844
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                    114
   Other Regulatory Assets                                 -
   License Fees                                          17,733
   Other                                                  2,073
Total Deferred Debits                                    20,764

Total Assets                                         $  217,484
  Page 7 of 12
                    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)


                                                      Atlantic
                                                       Energy
                                                Enterprises
                                                        Inc.
                                                    Consolidated
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $   48,762
    Other Equity                                          1,770
    Unearned Compensation                                  -
    Retained Earnings                                   (11,538)
    Total Common Shareholder's Equity                    38,994
    Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption                   -
      Subject to Mandatory Redemption                       -
      Cumulative Quarterly Income
      Preferred Securities                                  -
Long Term Debt                                           27,500
Total Capitalization                                     66,494
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt - Current Portion                       60,500
  Short Term Debt                                          -
  Accounts Payable                                        2,795
  Advances-Associated Companies                           1,684
  Accounts Payable-Associated Companies                   6,819
  Taxes Accrued                                            -
  Interest Accrued                                          371
Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                   1,158
Total Current Liabilities                                73,327
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                  76,527
  Deferred Income Tax Credits                              -
  Capital Lease Obligations                                -
  Other                                                   1,136
Total Deferred Credits
   and Other Liabilities                                 77,663

Total Liabilities and Capitalization                 $  217,484





                                  Page 8 of 12

    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)

                                              Eliminations and
                                              Reclassifications
                                             Debits       Credits

ASSETS
 Electric Utility Plant:
In Service                                  $   -     $   -
  Less Accumulated Depreciation                 -         -
  Net                                           -         -
  Construction Work in Progress                 -         -
  Land Held for Future Use                      -         -
  Leased Property-Net                           -         -
Electric Utility Plant-Net                      -         -
 Investment in Subsidiary Companies             -      820,250
 Investment in Leveraged Leases                 -         -
  Nuclear Decommissioning Trust Fund            -         -
  Nonutility Property and Equipment-Net         -         -
  Other Investments and Funds                   -         -
Total Nonutility Property and
  Investments                                   -      820,250
Current Assets:
  Cash and Temporary Investments                -         -
  Accounts Receivable:
    Utility Service                             -         -
    Miscellaneous                               -           62
    Allowance for Doubtful Accounts             -         -
  Notes Receivable-Associated Companies         -         -
  Advances-Associated Companies                 -        1,684
  Dividends Receivable-Subsidiaries             -       20,291
  Accounts Receivable-Associated Companies      -       31,114
  Unbilled Revenues                             -         -
  Fuel (at average cost)                        -         -
  Materials and Supplies (at average cost)      -         -
  Working Funds                                 -         -
  Deferred Income Taxes                         -         -
  Deferred Energy Costs                         -         -
  Prepaid Excise Tax                            -         -
  Other                                         -         -
Total Current Assets                            -       53,151
Deferred Debits:
   Unrecovered Purchased Power Costs            -         -
   Unamortized Debt Costs                       -         -
   Unrecovered State Excise Taxes               -         -
   Recoverable Federal Income Taxes             -         -
   Deferred Income Taxes                        -         -
Other Regulatory Assets                      -         -
   License Fees                                 -         -
   Other                                      2,851      2,982
Total Deferred Debits                         2,851      2,982
Total Assets                               $  2,851   $876,383
                                  Page 9 of 12

    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)

                                              Eliminations and
                                              Reclassifications
                                             Debits       Credits
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                            $103,725   $   -
    Other Equity                             495,370      5,086
    Retained Earnings                        222,801       -
    Unearned Compensation                      2,982       -
    Total Common Shareholder's Equity        824,878      5,086
    Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption       -          -
      Subject to Mandatory Redemption           -          -
      Cumulative Quarterly Income
       Preferred Securities                     -          -
Long Term Debt                                  -          -
Total Capitalization                         824,878      5,086
Current Liabilities:
  Preferred Stock Redemption Requirement        -           -
  Capital Lease Obligations - Current Portion   -           -
  Long Term Debt - Current Portion              -           -
  Short Term Debt                               -           -
  Accounts Payable                              -           -
  Advances-Associated Companies                1,684        -
  Accounts Payable-Associated Companies       31,175        -
  Taxes Accrued                                 -           -
  Interest Accrued                              -           -
  Dividends Declared                          20,291        -
  Deferred Income Taxes                         -           -
  Provision for Rate Refunds                    -           -
  Other                                          590        -
Total Current Liabilities                     53,740        -
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                         -           -
  Deferred Income Tax Credits                   -           -Capital
Lease Obligations                       -           -
  Other                                         -           -
Total Deferred Credits
   and Other Liabilities                        -           -

Total Liabilities and Capitalization        $878,618    $  5,086








                                 Page 10 of 12

    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)
                                                             Atlantic
                                                           Energy, Inc.
                                                           Consolidated
Assets
 Electric Utility Plant:
  In Service                                          $2,508,220
  Less Accumulated Depreciation                         (871,531)
Net                                                  1,636,689
  Construction Work in Progress                          117,188
  Land Held for Future Use                                 5,604
  Leased Property-Net                                     39,914
  Electric Utility Plant-Net                           1,799,395
  Investment in Subsidiary Companies                        -
  Investment in Leveraged Leases                          79,687
  Nuclear Decommissioning Trust Fund                      71,120
  Nonutility Property and Equipment-Net                   46,147
  Other Investments and Funds                             53,550
Total Nonutility Property and
  Investments                                            250,504

Current Assets:
  Cash and Temporary Investments                          15,278
  Accounts Receivable:
    Utility Service                                       64,432
Miscellaneous                                          32,547
    Allowance for Doubtful Accounts                       (3,500)
  Notes Receivable-Associated Companies                     -
  Advances-Associated Companies                             -
  Dividends Receivable-Subsidiaries                         -
Accounts Receivable-Associated Companies                    -
  Unbilled Revenues                                       33,315
  Fuel (at average cost)                                  29,682
  Materials and Supplies (at average cost)                23,815
  Working Funds                                           15,517
  Deferred Income Taxes                                     -
  Deferred Energy Costs                                   33,529
  Prepaid Excise Tax                                       7,125
  Other                                                   11,354
Total Current Assets                                     263,094
Deferred Debits:
   Unrecovered Purchased Power Costs                      83,400
Unamortized Debt Costs                                 44,423
   Unrecovered State Excise Taxes                         54,714
   Recoverable Federal Income Taxes                       85,858
   Deferred Income Taxes                                     127
   Other Regulatory Assets                                59,575
   License Fees                                           17,733
   Other                                                  11,939
Total Deferred Debits                                    357,769
Total Assets                                          $2,670,762
                                 Page 11 of 12


                    Atlantic Energy, Inc. and Subsidiaries
                         Consolidating Balance Sheet
                              December 31, 1996
                            (thousands of dollars)


                                                       Atlantic
                                                        Energy,
                                                    Inc.
                                                     Consolidated

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $  562,746
    Other Equity                                           -
    Retained Earnings                                   227,630
    Unearned Compensation                                (2,982)
    Total Common Shareholder's Equity                   787,394
    Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption                30,000
      Subject to Mandatory Redemption                    43,950
      Cumulative Quarterly Income
       Preferred Securities                              70,000
Long Term Debt                                          829,745
Total Capitalization                                  1,761,089

Current Liabilities:
  Preferred Stock Redemption Requirement                 10,000
  Capital Lease Obligation-Current Portion                  702
  Long Term Debt - Current Portion                       98,250
  Short Term Debt                                        64,950
  Accounts Payable                                       66,508
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                    -
  Taxes Accrued                                           7,504
  Interest Accrued                                       20,241
  Dividends Declared                                     21,701
  Deferred Income Taxes                                   3,190
  Provision for Rate Refunds                             13,000
  Other                                                  24,696
Total Current Liabilities                               330,742

Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                 434,108
  Deferred Income Tax Credits                            46,577
  Capital Lease Obligations                              39,212
  Other                                                  59,034
Total Deferred Credits
   and Other Liabilities                                578,931

Total Liabilities and Capitalization                 $2,670,762


                                 Page 12 of 12

   Atlantic Energy, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                        Atlantic
                                                         Energy,
                                                          Inc.

Operating Revenues
 Electric                                            $      -
 Other                                                      -
Total Operating Revenue                                     -

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                3,894
 Maintenance                                                -
 Depreciation and Amortization                                 4
 State Excise Taxes                                         -
 State Income Taxes                                         -
 Federal Income Taxes                                     (1,959)
 Other Taxes                                                -
Total Operating Expenses                                   1,939
Operating Income and Expense                              (1,939)

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                       72,252
 Earnings from Investees                                    -
 Miscellaneous Income-Net                                     57
Total Other Income and Expense                            72,309

Income Before Interest Charges                            70,370

Interest Charges:
 Interest on Long Term Debt                                1,510
 Other Interest Expense                                      189
Total Interest Charges                                     1,699
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                       1,699
Less Preferred Securities Dividend Requirements
 of Subsidiary                                            (9,904)
Net Income (Loss)                                         58,767
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                       $ 58,767

Retained Earnings Beginning of Period                   $249,741
Net Income (Loss)                                         58,767
Dividends-Common Stock                                   (81,163)
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                                285
Retained Earnings, End of Period                        $227,630
                                Page 1 of 6

   Atlantic Energy, Inc. and Subsidiaries
         Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                          Atlantic
                                                       Energy,
                                                        International
                                                         Inc.

Operating Revenues
 Electric                                              $    -
 Other                                                        12
Total Operating Revenue                                       12

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                  944
 Maintenance                                                -
 Depreciation and Amortization                                 5
 State Excise Taxes                                         -
 State Income Taxes                                         -
 Federal Income Taxes                                       (328)
 Other Taxes                                                -
Total Operating Expenses                                     621
Operating Income and Expense                                (609)

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                    -
 Miscellaneous Income-Net                                   -
Total Other Income and Expense                              -

Income Before Interest Charges                              (609)

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                           (609)
Preferred Stock Dividend Requirements                       -
Income Available for Common Stock                       $   (609)
Retained Earnings Beginning of Period                   $   -
Net Income (Loss)                                           (609)
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                               -
Retained Earnings, End of Period                        $   (609)

                                Page 2 of 6

   Atlantic Energy, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                       Atlantic
                                                        City
                                                       Electric
                                                          Co.
                                                        Consol.
Operating Revenues
 Electric                                              $ 982,492
 Other                                                      -
Total Operating Revenue                                  982,492

Operating Expenses:
 Energy                                                  223,091
 Purchased Capacity                                      195,699
 Operations                                              156,891
 Maintenance                                              44,462
 Depreciation and Amortization                            80,845
 State Excise Taxes                                      104,815
 State Income Taxes                                         -
 Federal Income Taxes                                     32,272
 Other Taxes                                               9,888
Total Operating Expenses                                 847,963
Operating Income and Expense                             134,529

Other Income and Expense:
 AFDC Equity Funds                                           879
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                    -
 Miscellaneous Income-Net                                  4,908
Total Other Income and Expense                             5,787
Income Before Interest Charges                           140,316
Interest Charges:
 Interest on Long Term Debt                               60,029
 Other Interest Expense                                    4,818
Total Interest Charges                                    64,847
Allowance for Borrowed Funds Used During Construction       (976)
Net Interest Charges                                      63,871
Less Preferred Securities Dividend Requirements
 of Subsidiary                                            (1,428)
Net Income (Loss)                                         75,017
Preferred Stock Dividend Requirements                     (9,904)

Income Available for Common Stock                      $  65,113

Retained Earnings Beginning of Period                  $ 252,484
Net Income (Loss)                                         75,017
Dividends-Common Stock                                   (82,163)
Dividends-Preferred Stock                                 (9,904)
Preferred Stock Expense                                     (486)
Other Changes                                                -
Retained Earnings, End of Period                       $ 234,948

                                Page 3 of 6

    Atlantic Energy, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                       Atlantic
                                                        Energy
                                                     Enterprises
                                                         Inc.
                                                     Consolidated

Operating Revenues
 Electric                                               $   -
 Other                                                     9,752
Total Operating Revenue                                    9,752

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                               10,183
 Maintenance                                                 117
 Depreciation and Amortization                               742
 State Excise Taxes                                         -
 State Income Taxes                                          265
 Federal Income Taxes                                     (1,519)
 Other Taxes                                                 319
Total Operating Expenses                                  10,107
Operating Income and Expense                                (355)

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                   3,326
 Miscellaneous Income-Net                                 (2,557)
Total Other Income and Expense                               769

Income Before Interest Charges                               414
Interest Charges:
 Interest on Long Term Debt                                  468
 Other Interest Expense                                    2,102
Total Interest Charges                                     2,570
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                       2,570
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                         (2,156)
Preferred Stock Dividend Requirements                       -
Income Available for Common Stock                       $ (2,156)

Retained Earnings Beginning of Period                   $ (9,382)
Net Income (Loss)                                         (2,156)
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                               -
Retained Earnings, End of Period                        $(11,538)
                                Page 4 of 6

    Atlantic Energy, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                     Elimination
                                                      & Reclass
                                                       Entries
                                                    (Debit)Credit

Operating Revenues
 Electric                                              $  (2,237)
 Other                                                    (9,764)
Total Operating Revenue                                  (12,001)

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                               15,114
 Maintenance                                                 161
 Depreciation and Amortization                               750
 State Excise Taxes                                         -
 State Income Taxes                                          265
 Federal Income Taxes                                     (3,806)
 Other Taxes                                                 319
Total Operating Expenses                                  12,803
Operating Income and Expense                                 802
Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                      (72,252)
 Earnings from Investees                                  (3,326)
 Miscellaneous Income-Net                                 (1,745)
Total Other Income and Expense                           (77,323)
Income Before Interest Charges                           (76,521)
Interest Charges:
 Interest on Long Term Debt                                1,978
 Other Interest Expense                                    2,291
Total Interest Charges                                     4,269
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                       4,269
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                        (72,252)
Preferred Stock Dividend Requirements                      9,904

Income Available for Common Stock                      $ (62,348)

Retained Earnings Beginning of Period                  $(243,102)
Net Income (Loss)                                        (72,252)
Dividends-Common Stock                                    82,163
Dividends-Preferred Stock                                  9,904
Preferred Stock Expense                                      486
Other Changes                                               -
Retained Earnings, End of Period                       $(222,801)

                                Page 5 of 6

    Atlantic Energy, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                             December 31, 1996
                          (thousands of dollars)
                                                       Atlantic
                                                        Energy,
                                                         Inc.
                                                     Consolidated
Operating Revenues
 Electric                                               $980,255
 Other                                                      -
Total Operating Revenue                                  980,255

Operating Expenses:
 Energy                                                  223,091
 Purchased Capacity                                      195,699
 Operations                                              156,799
 Maintenance                                              44,418
 Depreciation and Amortization                            80,845
 State Excise Taxes                                      104,815
 State Income Taxes                                         -
 Federal Income Taxes                                     32,272
 Other Taxes                                               9,888
Total Operating Expenses                                 847,827
Operating Income and Expense                             132,428

Other Income and Expense:
 AFDC Equity Funds                                           879
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                    -
 Miscellaneous Income-Net                                    663
Total Other Income and Expense                             1,542

Income Before Interest Charges                           133,970

Interest Charges:
 Interest on Long Term Debt                               60,029
 Other Interest Expense                                    4,818
Total Interest Charges                                    64,847
Allowance for Borrowed Funds Used During Construction      (976)
Net Interest Charges                                      63,871
Less Preferred Securities Dividends Requirements
 of Subsidiary                                           (11,332)
Net Income (Loss)                                         58,767
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                       $ 58,767

Retained Earnings Beginning of Period                   $249,741
Net Income (Loss)                                         58,767
Dividends-Common Stock                                   (81,163)
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                                285
Retained Earnings, End of Period                        $227,630
                                Page 6 of 6
            Atlantic Generation, Inc. and Subsidiaries
                        Consolidating Balance Sheet
                             December 31, 1996
                          (thousands of dollars)

                                                      Atlantic
                                                     Generation,
                                                         Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                      77
  Other Investments and Funds                            18,610
      Total Nonutility Property and
  Investments                                            18,687
Current Assets:
  Cash and Temporary Investments                          5,825
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                           170
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                  762
Unbilled Revenues                                          -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                       6
Total Current Assets                                      6,763
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                  1,191
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                    377
Total Deferred Debits                                     1,568

Total Assets                                        $    27,018
                               Page 1 of 18

    Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                                     Atlantic
                                                    Generation,
                                                       Inc.
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                   $      -
    Other Equity                                          -
   Unearned Compensation                                  -
    Retained Earnings                                   21,360
    Total Common Shareholder's Equity                   21,360
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                  -
     Subject to Mandatory Redemption                      -
     Cumulative Quarterly Income
      Preferred Securities                                -
Long Term Debt                                            -
Total Capitalization                                    21,360
Current Liabilities:
  Preferred Stock Redemption Requirement                  -
  Capital Lease Obligations - Current Portion             -
  Long Term Debt - Current Portion                        -
 Short Term Debt                                          -
 Accounts Payable                                           99
  Advances-Associated Companies                           -
  Accounts Payable-Associated Companies                  4,535
  Taxes Accrued                                           -
  Interest Accrued                                        -
  Dividends Declared                                      -
  Deferred Income Taxes                                   -
  Provision for Rate Refunds                              -
  Other                                                   -
Total Current Liabilities                                4,634

Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                      7
  Deferred Income Tax Credits                              117
  Capital Lease Obligations                               -
  Other                                                    900
Total Deferred Credits
   and Other Liabilities                                 1,024

Total Liabilities and Capitalization               $    27,018






                               Page 2 of 18

   Atlantic Generation, Inc. and Subsidiaries
                        Consolidating Balance Sheet
                             December 31, 1996
                          (thousands of dollars)




          Binghamton
           General,
                                                       Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                              -
  Less Accumulated Depreciation                           -
  Net                                                     -
  Construction Work in Progress                           -
  Land Held for Future Use                                -
  Leased Property-Net                                     -
 Electric Utility Plant-Net                               -
  Investment in Subsidiary Companies                      -
  Investment in Leveraged Leases                          -
  Nuclear Decommissioning Trust Fund                      -
  Nonutility Property and Equipment-Net                   -
  Other Investments and Funds                            1,415
Total Nonutility Property and  Investments               1,415
Current Assets:
  Cash and Temporary Investments                          -
  Accounts Receivable:
    Utility Service                                       -
    Miscellaneous                                         -
    Allowance for Doubtful Accounts                       -
  Notes Receivable-Associated Companies                   -
  Advances-Associated Companies                           -
  Dividends Receivable-Subsidiaries                       -
  Accounts Receivable-Associated Companies                 189
  Unbilled Revenues                                       -
  Fuel (at average cost)                                  -
  Materials and Supplies (at average cost)                -
  Working Funds                                           -
  Deferred Income Taxes                                   -
  Deferred Energy Costs                                   -
  Prepaid Excise Tax                                      -
  Other                                                   -
Total Current Assets                                       189
Deferred Debits:
   Unrecovered Purchased Power Costs                      -
   Unamortized Debt Costs                                 -
   Unrecovered State Excise Taxes                         -
   Recoverable Federal Income Taxes                       -
   Deferred Income Taxes                                  -
   Other Regulatory Assets                                -
   License Fees                                           -
   Other                                                  -
Total Deferred Debits                                     -

Total Assets                                        $    1,604
                               Page 3 of 18

                Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                                      Binghamton
                                                       General,
                                                         Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                     $     -
    Other Equity                                           -
    Unearned Compensation                                  -
    Retained Earnings                                      1,462
    Total Common Shareholder's Equity                      1,462
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                       1,462
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt- Current Portion                          -
  Short Term Debt                                          -
  Accounts Payable                                         -
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                       57
  Taxes Accrued                                               10
  Interest Accrued                                         -
  Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                    -
Total Current Liabilities                                     67

Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                    -
  Deferred Income Tax Credits                                 75
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                      75

Total Liabilities and Capitalization                 $     1,604





                               Page 4 of 18

   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)



                                                   Binghamton
                                                     Limited,
                                                         Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                    -
  Other Investments and Funds                             3,302
Total Nonutility Property and
  Investments                                             3,302
Current Assets:
  Cash and Temporary Investments                           -
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                          -
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                  410
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                    -
Total Current Assets                                        410
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                   -
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                   -
Total Deferred Debits                                      -
Total Assets                                         $    3,712
                               Page 5 of 18

   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                                     Binghamton
                                                      Limited,
                                                        Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                    $        1
    Other Equity                                          -
    Unearned Compensation                                 -
    Retained Earnings                                    3,290
    Total Common Shareholder's Equity                    3,291
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                  -
     Subject to Mandatory Redemption                      -
     Cumulative Quarterly Income
      Preferred Securities                                -
Long Term Debt                                            -
Total Capitalization                                     3,291
Current Liabilities:
  Preferred Stock Redemption Requirement                  -
  Capital Lease Obligations - Current Portion             -
  Long Term Debt- Current Portion                         -
 Short Term Debt                                          -
 Accounts Payable                                         -
  Advances-Associated Companies                           -
  Accounts Payable-Associated Companies                    135
  Taxes Accrued                                             20
  Interest Accrued                                        -
  Dividends Declared                                      -
  Deferred Income Taxes                                   -
  Provision for Rate Refunds                              -
  Other                                                   -
Total Current Liabilities                                  155
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                   -
  Deferred Income Tax Credits                              266
  Capital Lease Obligations                               -
  Other                                                   -
Total Deferred Credits
   and Other Liabilities                                   266

Total Liabilities and Capitalization                $    3,712

                 Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)


                                                      Pedrick

                                                      General,
                                                         Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                    -
  Other Investments and Funds                             3,197
Total Nonutility Property and
  Investments                                             3,197
Current Assets:
  Cash and Temporary Investments                           -
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                          -
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                 -
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                    -
Total Current Assets                                       -
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                     59
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                   -
Total Deferred Debits                                        59

Total Assets                                         $    3,256
                               Page 7 of 18

         Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)


                                                      Pedrick
                                                      General,
                                                        Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                    $         1
    Other Equity                                           -
    Unearned Compensation                                  -
    Retained Earnings                                     1,574
    Total Common Shareholder's Equity                     1,575
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                      1,575
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt- Current Portion                          -
  Short Term Debt                                          -
  Accounts Payable                                         -
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                     874
  Taxes Accrued                                               5
  Interest Accrued                                         -
  Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                    -
Total Current Liabilities                                   879
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                     171
  Deferred Income Tax Credits                               631
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                    802

Total Liabilities and Capitalization                $     3,256





                                 Page 8 of 18

    Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)




                                                       Pedrick
                                                       Limited,
                                                        Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                              -
  Less Accumulated Depreciation                           -
  Net                                                     -
  Construction Work in Progress                           -
  Land Held for Future Use                                -
  Leased Property-Net                                     -
 Electric Utility Plant-Net                               -
  Investment in Subsidiary Companies                      -
  Investment in Leveraged Leases                          -
  Nuclear Decommissioning Trust Fund                      -
  Nonutility Property and Equipment-Net                   -
  Other Investments and Funds                            7,459
Total Nonutility Property and
  Investments                                            7,459
Current Assets:
  Cash and Temporary Investments                          -
  Accounts Receivable:
    Utility Service                                       -
    Miscellaneous                                         -
    Allowance for Doubtful Accounts                       -
  Notes Receivable-Associated Companies                   -
  Advances-Associated Companies                           -
  Dividends Receivable-Subsidiaries                       -
  Accounts Receivable-Associated Companies                -
  Unbilled Revenues                                       -
  Fuel (at average cost)                                  -
  Materials and Supplies (at average cost)                -
  Working Funds                                           -
  Deferred Income Taxes                                   -
  Deferred Energy Costs                                   -
  Prepaid Excise Tax                                      -
  Other                                                   -
Total Current Assets                                      -
Deferred Debits:
   Unrecovered Purchased Power Costs                      -
   Unamortized Debt Costs                                 -
   Unrecovered State Excise Taxes                         -
   Recoverable Federal Income Taxes                       -
   Deferred Income Taxes                                   138
   Other Regulatory Assets                                -
   License Fees                                           -
   Other                                                  -
Total Deferred Debits                                      138
Total Assets                                        $    7,597
                               Page 9 of 18

     Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)


                                                       Pedrick
                                                       Limited,
                                                         Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                    $         1
    Other Equity                                           -
    Unearned Compensation                                  -
    Retained Earnings                                     3,683
    Total Common Shareholder's Equity                     3,684
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                      3,684
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt- Current Portion                          -
  Short Term Debt                                          -
  Accounts Payable                                         -
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                   2,107
  Taxes Accrued                                             (55)
  Interest Accrued                                         -
  Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                    -
Total Current Liabilities                                 2,052
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                      97
  Deferred Income Tax Credits                             1,764
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                  1,861

Total Liabilities and Capitalization                $     7,597





                                Page 10 of 18

       Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)




                                                        Vineland
                                                        General,
                                                         Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                    -
  Other Investments and Funds                               638
Total Nonutility Property and
  Investments                                               638
Current Assets:
  Cash and Temporary Investments                           -
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                          -
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                   21
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                    -
Total Current Assets                                         21
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                      3
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                   -
Total Deferred Debits                                         3
Total Assets                                         $      662
                               Page 11 of 18

    Atlantic Generation, Inc. and Subsidiaries

                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                                      Vineland
                                                       General,
                                                         Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                    $         1
    Other Equity                                           -
    Unearned Compensation                                  -
    Retained Earnings                                       615
    Total Common Shareholder's Equity                       616
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                   -
     Subject to Mandatory Redemption                       -
     Cumulative Quarterly Income
      Preferred Securities                                 -
Long Term Debt                                             -
Total Capitalization                                        616
Current Liabilities:
  Preferred Stock Redemption Requirement                   -
  Capital Lease Obligations - Current Portion              -
  Long Term Debt- Current Portion                          -
  Short Term Debt                                          -
  Accounts Payable                                         -
  Advances-Associated Companies                            -
  Accounts Payable-Associated Companies                    -
  Taxes Accrued                                            -
  Interest Accrued                                         -
  Dividends Declared                                       -
  Deferred Income Taxes                                    -
  Provision for Rate Refunds                               -
  Other                                                    -
Total Current Liabilities                                  -
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                       8
  Deferred Income Tax Credits                                38
  Capital Lease Obligations                                -
  Other                                                    -
Total Deferred Credits
   and Other Liabilities                                     46

Total Liabilities and Capitalization                $       662





                                Page 12 of 18

    Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)



                                                       Vineland
                                                        Limited,
                                                         Inc.
ASSETS
 Electric Utility Plant:                            $
  In Service                                               -
  Less Accumulated Depreciation                            -
  Net                                                      -
  Construction Work in Progress                            -
  Land Held for Future Use                                 -
  Leased Property-Net                                      -
 Electric Utility Plant-Net                                -
  Investment in Subsidiary Companies                       -
  Investment in Leveraged Leases                           -
  Nuclear Decommissioning Trust Fund                       -
  Nonutility Property and Equipment-Net                    -
  Other Investments and Funds                             5,742
Total Nonutility Property and
  Investments                                             5,742
Current Assets:
  Cash and Temporary Investments                           -
  Accounts Receivable:
    Utility Service                                        -
    Miscellaneous                                          -
    Allowance for Doubtful Accounts                        -
  Notes Receivable-Associated Companies                    -
  Advances-Associated Companies                            -
  Dividends Receivable-Subsidiaries                        -
  Accounts Receivable-Associated Companies                  204
  Unbilled Revenues                                        -
  Fuel (at average cost)                                   -
  Materials and Supplies (at average cost)                 -
  Working Funds                                            -
  Deferred Income Taxes                                    -
  Deferred Energy Costs                                    -
  Prepaid Excise Tax                                       -
  Other                                                    -
Total Current Assets                                        204
Deferred Debits:
   Unrecovered Purchased Power Costs                       -
   Unamortized Debt Costs                                  -
   Unrecovered State Excise Taxes                          -
   Recoverable Federal Income Taxes                        -
   Deferred Income Taxes                                     29
   Other Regulatory Assets                                 -
   License Fees                                            -
   Other                                                   -
Total Deferred Debits                                        29

Total Assets                                         $    5,975
                               Page 13 of 18

     Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)


                                                     Vineland
                                                      Limited,
                                                        Inc.

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                   $         1
    Other Equity                                          -
    Unearned Compensation                                 -
    Retained Earnings                                    5,560
    Total Common Shareholder's Equity                    5,561
    Preferred Securities of Atlantic Electric
     Not Subject to Mandatory Redemption                  -
     Subject to Mandatory Redemption                      -
     Cumulative Quarterly Income
      Preferred Securities                                -
Long Term Debt                                            -
Total Capitalization                                     5,561
Current Liabilities:
  Preferred Stock Redemption Requirement                  -
  Capital Lease Obligations - Current Portion             -
  Long Term Debt- Current Portion                         -
 Short Term Debt                                          -
 Accounts Payable                                         -
  Advances-Associated Companies                           -
  Accounts Payable-Associated Companies                      1
  Taxes Accrued                                           -
  Interest Accrued                                        -
  Dividends Declared                                      -
  Deferred Income Taxes                                   -
  Provision for Rate Refunds                              -
  Other                                                   -
Total Current Liabilities                                    1
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                     83
  Deferred Income Tax Credits                              330
  Capital Lease Obligations                               -
  Other                                                   -
Total Deferred Credits
   and Other Liabilities                                   413

Total Liabilities and Capitalization               $     5,975





                                Page 14 of 18

               Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                              Eliminations and
                                              Reclassifications
                                             Debits       Credits

ASSETS
 Electric Utility Plant:
In Service                                  $   -      $    -
  Less Accumulated Depreciation                 -           -
  Net                                           -           -
  Construction Work in Progress                 -           -
  Land Held for Future Use                      -           -
  Leased Property-Net                           -           -
Electric Utility Plant-Net                      -           -
 Investment in Subsidiary Companies             -           -
 Investment in Leveraged Leases                 -           -
  Nuclear Decommissioning Trust Fund            -           -
  Nonutility Property and Equipment-Net         -           -
  Other Investments and Funds                   -         16,189
Total Nonutility Property and
  Investments                                   -      $  16,189
Current Assets:
  Cash and Temporary Investments                -           -
  Accounts Receivable:
    Utility Service                             -           -
    Miscellaneous                               -           -
    Allowance for Doubtful Accounts             -           -
  Notes Receivable-Associated Companies         -           -
  Advances-Associated Companies                 -           -
  Dividends Receivable-Subsidiaries             -           -
  Accounts Receivable-Associated Companies      -            762
  Unbilled Revenues                             -           -
  Fuel (at average cost)                        -           -
  Materials and Supplies (at average cost)      -           -
  Working Funds                                 -           -
  Deferred Income Taxes                         -           -
  Deferred Energy Costs                         -           -
  Prepaid Excise Tax                            -           -
  Other                                         -          -
Total Current Assets                            -           762
Deferred Debits:
   Unrecovered Purchased Power Costs            -           -
   Unamortized Debt Costs                       -           -
   Unrecovered State Excise Taxes               -           -
   Recoverable Federal Income Taxes             -           -
   Deferred Income Taxes                        -           -
   Other Regulatory Assets                      -           -
   License Fees                                 -           -
   Other                                        -          -
Total Deferred Debits                           -          -
Total Assets                               $    -    $   16,951
                               Page 15 of 18

                 Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)

                                              Eliminations and
                                              Reclassifications
                                             Debits       Credits
LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                         $         5      $   -
    Other Equity                                -             -
  Unearned Compensation                         -             -
  Retained Earnings                           16,184          -
   Total Common Shareholder's Equity          16,189          -
 Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption      -              -
      Subject to Mandatory Redemption          -              -
      Cumulative Quarterly Income
       Preferred Securities                    -              -
Long Term Debt                                 -              -
Total Capitalization                          16,189          -
Current Liabilities:
  Preferred Stock Redemption Requirement        -             -
  Capital Lease Obligations - Current Portion   -             -
  Long Term Debt - Current Portion              -             -
  Short Term Debt                               -             -
  Accounts Payable                              -             -
  Advances-Associated Companies                 -             -
  Accounts Payable-Associated Companies          762          -
  Taxes Accrued                                 -             -
  Interest Accrued                              -             -
  Dividends Declared                            -             -
  Deferred Income Taxes                         -             -
  Provision for Rate Refunds                    -             -
  Other                                         -             -
Total Current Liabilities                        762          -
Deferred Credits and Other Liabilities:
  Deferred Income Taxes                         -             -
  Deferred Income Tax Credits                   -             -
Capital Lease Obligations                       -             -
  Other                                         -             -
Total Deferred Credits
   and Other Liabilities                        -             -

Total Liabilities and Capitalization     $    16,951      $   -







                               Page 16 of 18

             Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)
                                                        Atlantic
                                                     Generation,Inc.
                                                      Consolidated
Assets
 Electric Utility Plant:
  In Service                                       $      -
  Less Accumulated Depreciation                           -
Net                                                       -
  Construction Work in Progress                           -
  Land Held for Future Use                                -
  Leased Property-Net                                     -
  Electric Utility Plant-Net                              -
  Investment in Subsidiary Companies                      -
  Investment in Leveraged Leases                          -
  Nuclear Decommissioning Trust Fund                      -
  Nonutility Property and Equipment-Net                     77
  Other Investments and Funds                           24,174
Total Nonutility Property and
  Investments                                           24,251

Current Assets:
  Cash and Temporary Investments                         5,825
  Accounts Receivable:
    Utility Service                                       -
 Miscellaneous                                             170
    Allowance for Doubtful Accounts                       -
  Notes Receivable-Associated Companies                   -
  Advances-Associated Companies                           -
  Dividends Receivable-Subsidiaries                       -
Accounts Receivable-Associated Companies                   824
  Unbilled Revenues                                       -
  Fuel (at average cost)                                  -
  Materials and Supplies (at average cost)                -
  Working Funds                                           -
  Deferred Income Taxes                                   -
  Deferred Energy Costs                                   -
  Prepaid Excise Tax                                      -
  Other                                                      6
Total Current Assets                                     6,825
Deferred Debits:
   Unrecovered Purchased Power Costs                      -
   Unamortized Debt Costs                                 -
   Unrecovered State Excise Taxes                         -
   Recoverable Federal Income Taxes                       -
   Deferred Income Taxes                                 1,420
   Other Regulatory Assets                                -
   License Fees                                           -
   Other                                                   377
Total Deferred Debits                                    1,797
Total Assets                                       $    32,873

                              Page 17 of 18

                Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Balance Sheet
                            December 31, 1996
                         (thousands of dollars)


                                                     Atlantic
                                                  Generation,Inc.
                                                   Consolidated

LIABILITIES & CAPITALIZATION:
  Capitalization:
  Common Shareholder's Equity:
    Common Stock                                   $      -
    Other Equity                                          -
    Unearned Compensation
    Retained Earnings                                   21,360
    Total Common Shareholder's Equity                   21,360
    Preferred Securities of Atlantic Electric
      Not Subject to Mandatory Redemption                 -
      Subject to Mandatory Redemption                     -
      Cumulative Quarterly Income
      Preferred Securities                                -
Long Term Debt                                            -
Total Capitalization                                    21,360

Current Liabilities:
  Preferred Stock Redemption Requirement                  -
  Capital Lease Obligation-Current Portion                -
  Long Term Debt - Current Portion                        -
  Short Term Debt                                         -
  Accounts Payable                                          99
  Advances-Associated Companies                           -
  Accounts Payable-Associated Companies                  6,947
  Taxes Accrued                                            (20)
  Interest Accrued                                        -
  Dividends Declared                                      -
  Deferred Income Taxes                                   -
  Provision for Rate Refunds                              -
  Other                                                   -
Total Current Liabilities                                7,026

Deferred Credits and Other Liabilities:
  Deferred Income Taxes                                    366
  Deferred Income Tax Credits                            3,221
  Capital Lease Obligations                               -
  Other                                                    900
Total Deferred Credits
   and Other Liabilities                                 4,487

Total Liabilities and Capitalization               $    32,873



                               Page 18 of 18

        Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)
                                                       Atlantic
                                                      Generation,
                                                          Inc.

Operating Revenues
 Electric                                            $      -
 Other                                                     1,683
Total Operating Revenue                                    1,683

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                2,591
 Maintenance                                                -
 Depreciation and Amortization                                 9
 State Excise Taxes                                         -
 State Income Taxes                                          (24)
 Federal Income Taxes                                       (320)
Other Taxes                                                -
Total Operating Expenses                                   2,256
Operating Income and Expense                                (573)

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                   1,356
 Miscellaneous Income-Net                                    201
Total Other Income and Expense                             1,557

Income Before Interest Charges                               984

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                        5
Total Interest Charges                                         5
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                           5
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                            979
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                    $       979

Retained Earnings Beginning of Period                $    26,081
Net Income (Loss)                                            979
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                             (5,700)
Retained Earnings, End of Period                     $    21,360
                                Page 1 of 9

             Atlantic Generation, Inc. and Subsidiaries
         Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)

                                                      Binghamton
                                                       General,
                                                                       Inc.

Operating Revenues
 Electric                                             $     -
 Other                                                      -
Total Operating Revenue                                     -

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                 -
 Maintenance                                                -
 Depreciation and Amortization                              -
 State Excise Taxes                                         -
 State Income Taxes                                           20
 Federal Income Taxes                                       (212)
Other Taxes                                                 -
Total Operating Expenses                                    (192)

Operating Income and Expense                                 192
Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                     159
 Miscellaneous Income-Net                                   (739)
Total Other Income and Expense                              (580)
Income Before Interest Charges                              (388)
Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                           (388)
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                     $     (388)

Retained Earnings Beginning of Period                 $    1,850
Net Income (Loss)                                           (388)
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                               -
Retained Earnings, End of Period                      $    1,462

                                 Page 2 of 9
                Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)


                                                     Binghamton
                                                     Limited,
                                                          Inc.
Operating Revenues
 Electric                                             $     -
 Other                                                      -
Total Operating Revenue                                     -

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                 -
 Maintenance                                                -
 Depreciation and Amortization                              -
 State Excise Taxes                                         -
 State Income Taxes                                           48
 Federal Income Taxes                                       (494)
 Other Taxes                                                -
Total Operating Expenses                                    (446)
Operating Income and Expense                                 446

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                     371
 Miscellaneous Income-Net                                 (1,723)
Total Other Income and Expense                            (1,352)

Income Before Interest Charges                              (906)

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                           (906)
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                     $     (906)

Retained Earnings Beginning of Period                 $    4,196
Net Income (Loss)                                           (906)
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                               -
Retained Earnings, End of Period                      $    3,290
Page 3 of 9

                 Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)

                                                        Pedrick
                                                        General,
                                                          Inc.

Operating Revenues
 Electric                                             $     -
 Other                                                      -
Total Operating Revenue                                     -
Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                    1
 Maintenance                                                -
 Depreciation and Amortization                              -
 State Excise Taxes                                         -
 State Income Taxes                                          106
 Federal Income Taxes                                        375
Other Taxes                                                 -
Total Operating Expenses                                     482
Operating Income and Expense                                (482)
Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                   1,092
 Miscellaneous Income-Net                                   -
Total Other Income and Expense                             1,092
Income Before Interest Charges                               610
Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                            610
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                     $      610

Retained Earnings Beginning of Period                 $    4,391
Net Income (Loss)                                            610
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                             (3,427)
Retained Earnings, End of Period                      $    1,574



                               Page 4 of 9
                        Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)

                                                      Pedrick
                                                      Limited,
                                                        Inc.
Operating Revenues
 Electric                                            $    -
 Other                                                    -
Total Operating Revenue                                   -

Operating Expenses:
 Energy                                                   -
Purchased Capacity                                        -
 Operations                                                  3
 Maintenance                                              -
 Depreciation and Amortization                            -
 State Excise Taxes                                       -
 State Income Taxes                                        344
 Federal Income Taxes                                      785
Other Taxes                                               -
otal Operating Expenses                                  1,132
Operating Income and Expense                            (1,132)

Other Income and Expense:
 AFDC Equity Funds                                        -
 Earnings from Subsidiary Companies                       -
 Earnings from Investees                                 2,548
 Miscellaneous Income-Net                                 -
Total Other Income and Expense                           2,548
Income Before Interest Charges                           1,416
Interest Charges:
 Interest on Long Term Debt                               -
 Other Interest Expense                                   -
Total Interest Charges                                    -
Allowance for Borrowed Funds Used During Construction     -
Net Interest Charges                                      -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                            -
Net Income (Loss)                                        1,416
Preferred Stock Dividend Requirements                     -
Income Available for Common Stock                    $   1,416

Retained Earnings Beginning of Period                $  10,264
Net Income (Loss)                                        1,416
Dividends-Common Stock                                    -
Dividends-Preferred Stock                                 -
Preferred Stock Expense                                   -
Other Changes                                           (7,997)
Retained Earnings, End of Period                     $   3,683



                               Page 5 of 9
                 Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)

                                                        Vineland
                                                        General,
                                                          Inc.
Operating Revenues
 Electric                                              $    -
 Other                                                      -
Total Operating Revenue                                     -

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                 -
 Maintenance                                                -
 Depreciation and Amortization                              -
 State Excise Taxes                                         -
 State Income Taxes                                           (5)
 Federal Income Taxes                                         32
Other Taxes                                                 -
Total Operating Expenses                                      27
Operating Income and Expense                                 (27)

Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                      86
 Miscellaneous Income-Net                                   -
Total Other Income and Expense                                86

Income Before Interest Charges                                59

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                             59
Preferred Stock Dividend Requirements                       -

Income Available for Common Stock                      $      59

Retained Earnings Beginning of Period                  $     556
Net Income (Loss)                                             59
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                               -
Retained Earnings, End of Period                       $     615
                               Page 6 of 9
                 Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)

                                                       Vineland
                                                       Limited,
                                                         Inc.

Operating Revenues
 Electric                                             $    -
 Other                                                     -
Total Operating Revenue                                    -

Operating Expenses:
 Energy                                                    -
Purchased Capacity                                         -
 Operations                                                -
 Maintenance                                               -
 Depreciation and Amortization                             -
 State Excise Taxes                                        -
 State Income Taxes                                         (41)
 Federal Income Taxes                                       251
Other Taxes                                                -
Total Operating Expenses                                    210
Operating Income and Expense                               (210)

Other Income and Expense:
 AFDC Equity Funds                                         -
 Earnings from Subsidiary Companies                        -
 Earnings from Investees                                    775
 Miscellaneous Income-Net                                  -
Total Other Income and Expense                              775

Income Before Interest Charges                              565

Interest Charges:
 Interest on Long Term Debt                                -
 Other Interest Expense                                    -
Total Interest Charges                                     -
Allowance for Borrowed Funds Used During Construction      -
Net Interest Charges                                       -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                             -
Net Income (Loss)                                           565
Preferred Stock Dividend Requirements                      -

Income Available for Common Stock                     $     565
Retained Earnings Beginning of Period                 $   4,995
Net Income (Loss)                                           565
Dividends-Common Stock                                     -
Dividends-Preferred Stock                                  -
Preferred Stock Expense                                    -
Other Changes                                              -
Retained Earnings, End of Period                      $   5,560
                                Page 7 of 9

              Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)
                                                     Elimination
                                                      & Reclass
                                                       Entries
                                                    (Debit)Credit

Operating Revenues
 Electric                                           $       -
 Other                                                      -
 Total Operating Revenue                                     -
Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                 -
 Maintenance                                                -
 Depreciation and Amortization                              -
 State Excise Taxes                                         -
 State Income Taxes                                         -
 Federal Income Taxes                                       -
 Other Taxes                                                -
Total Operating Expenses                                    -
Operating Income and Expense


Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                  (1,356)
Miscellaneous Income-Net                                    -
Total Other Income and Expense                            (1,356)

Income Before Interest Charges                            (1,356)

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                     -
Total Interest Charges                                      -
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                        -
Less Preferred Securities Dividend Requirements
 of Subsidiary                                              -
Net Income (Loss)                                         (1,356)
Preferred Stock Dividend Requirements                       -
Income Available for Common Stock                   $     (1,356)
Retained Earnings Beginning of Period               $    (26,253)
Net Income (Loss)                                         (1,356)
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                             11,425
Retained Earnings, End of Period                    $    (16,184)

                                Page 8 of 9

              Atlantic Generation, Inc. and Subsidiaries
          Consolidating Statement of Income and Retained Earnings
                   For the Year Ending December 31, 1996
                          (thousands of dollars)
                                                       Atlantic
                                                      Generation
                                                         Inc.
                                                     Consolidated
Operating Revenues
 Electric                                            $      -
 Other                                                     1,683
Total Operating Revenue                                    1,683

Operating Expenses:
 Energy                                                     -
 Purchased Capacity                                         -
 Operations                                                2,596
 Maintenance                                                -
 Depreciation and Amortization                                10
 State Excise Taxes                                         -
 State Income Taxes                                          446
 Federal Income Taxes                                        417
 Other Taxes                                                -
Total Operating Expenses                                   3,469
Operating Income and Expense                              (1,786)


Other Income and Expense:
 AFDC Equity Funds                                          -
 Earnings from Subsidiary Companies                         -
 Earnings from Investees                                   5,031
Miscellaneous Income-Net                                 (2,261)
Total Other Income and Expense                             2,770

Income Before Interest Charges                               984

Interest Charges:
 Interest on Long Term Debt                                 -
 Other Interest Expense                                        5
Total Interest Charges                                         5
Allowance for Borrowed Funds Used During Construction       -
Net Interest Charges                                           5
Less Preferred Securities Dividends Requirements
 of Subsidiary                                              -
Net Income (Loss)                                            979
Preferred Stock Dividend Requirements                       -
Income Available for Common Stock                    $       979

Retained Earnings Beginning of Period                $    26,081
Net Income (Loss)                                            979
Dividends-Common Stock                                      -
Dividends-Preferred Stock                                   -
Preferred Stock Expense                                     -
Other Changes                                             (5,700)
Retained Earnings, End of Period                     $    21,360
                               Page 9 of 9